Exhibit 99.1

Crane Co.	News

Contact:
Jason D. Feldman
Director, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Reports First Quarter Results

First Quarter 2017 Highlights:

•	Earnings per diluted share (EPS) of $1.05 increased 13% compared to $0.93 in 2016.

•	Sales of $673 million increased 2% compared to 2016, with core growth of 4%.

•	Raising 2017 EPS guidance to a range of $4.35-$4.55 vs. prior range of $4.30-$4.55.

STAMFORD, CONNECTICUT - April 24, 2017 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported first quarter 2017 earnings of $1.05 per diluted share, compared to $0.93 per share in the first quarter of 2016.

First quarter 2017 sales were $673 million, up 2% compared to $660 million in 2016. Core sales increased $28 million, or 4%, partially offset by a $12 million, or 2%, impact from unfavorable foreign exchange, and a small divestiture impact.

Max Mitchell, Crane Co. President and Chief Executive Officer, stated: "We are pleased with our strong start to the year, with first quarter operating results that were slightly better than anticipated. End market demand is generally as expected, and we continue to drive productivity, with strong execution evident across our businesses. We are also making consistent progress on growth initiatives throughout the organization. Our performance in the first quarter gives us the confidence to raise the low end of our EPS guidance range by $0.05, and we now expect full year EPS of $4.35-$4.55."

Segment Results
All comparisons detailed in this section refer to operating results for the first quarter 2017 versus the first quarter 2016.

Fluid Handling

	First Quarter		Change
(dollars in millions)	2017	2016
Sales	$240	$248	$(8)	(3)%

Operating Profit	$27	$25	$2	7%

Profit Margin	11.3%	10.3%
Sales decreased $8 million, driven by $6 million, or -2%, of unfavorable foreign exchange and a $2 million, or -1%, core sales decline. Operating margin improved to 11.3%, compared to 10.3% last year, primarily reflecting strong productivity, partially offset by lower volumes. Fluid Handling order backlog was $250 million at March 31, 2017 compared to $228 million at December 31, 2016, and $263 million at March 31, 2016.

Payment & Merchandising Technologies

	First Quarter		Change
(dollars in millions)	2017	2016
Sales	$196	$172	$24	14%

Operating Profit	$39	$28	$11	40%

Profit Margin	20.0%	16.3%

Sales increased $24 million, or 14%, driven by $32 million, or 18%, of core growth, partially offset by a $6 million, or -3%, impact from unfavorable foreign exchange and a $2 million, or -1%, divestiture impact. Operating margin expanded 370 basis points to 20.0%, driven primarily by the higher core sales and productivity.

Aerospace & Electronics

	First Quarter		Change
(dollars in millions)	2017	2016
Sales	$163	$172	$(8)	(5)%

Operating Profit	$32	$33	$(1)	(3)%

Profit Margin	19.6%	19.3%
Sales decreased $8 million, or 5%, primarily as a result of unfavorable comparisons related to shipment for a large military program in the first quarter of last year. Operating margins increased 30 basis points to 19.6% driven by improved mix and productivity, partially offset by lower volumes. Aerospace & Electronics order backlog was $352 million at March 31, 2017, compared to $353 million at December 31, 2016, and $419 million at March 31, 2016.

Engineered Materials

	First Quarter		Change
(dollars in millions)	2017	2016
Sales	$75	$68	$7	10%

Operating Profit	$14	$14	$—	2%

Profit Margin	18.7%	20.1%
Sales increased $7 million, or 10%, driven by higher sales to the Recreational Vehicle and Building Products markets, partially offset by lower sales to the Transportation market. Operating margin decreased 140 basis points to 18.7%, as the higher volumes were offset by higher material costs.

Additional Information
Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the first quarter financial results on Tuesday, April 25, 2017 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website. Slides that accompany the conference call will be available on the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the hydrocarbon processing, petrochemical, chemical, power generation, unattended payment, automated merchandising, aerospace, electronics, transportation and other markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane has approximately 11,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and subsequent reports filed with the Securities and Exchange Commission.

(CR-E)
(Financial Tables Follow)

CRANE CO.
Income Statement Data
(in millions, except per share data)

	Three Months Ended
	March 31,
	2017	2016
Net Sales:
Fluid Handling	$239.6	$248.0
Payment & Merchandising Technologies	195.5	172.0
Aerospace & Electronics	163.4	171.7
Engineered Materials	74.9	68.3
Total Net Sales	$673.4	$660.0

Operating Profit (Loss):
Fluid Handling	$27.1	$25.4
Payment & Merchandising Technologies	39.1	28.0
Aerospace & Electronics	32.1	33.1
Engineered Materials	14.0	13.7
Corporate	(15.7)	(14.7)
Total Operating Profit	96.6	85.5

Interest Income	0.5	0.5
Interest Expense	(9.0)	(9.1)
Miscellaneous - Net	(0.2)	(0.3)
Income Before Income Taxes	87.9	76.6
Provision for Income Taxes	24.6	21.4
Net income before allocation to noncontrolling interests	63.3	55.2
Less: Noncontrolling interest in subsidiaries' earnings	0.2	0.2
Net income attributable to common shareholders	$63.1	$55.0

Share Data:
Earnings per Diluted Share	$1.05	$0.93

Average Diluted Shares Outstanding	60.3	58.9
Average Basic Shares Outstanding	59.3	58.2

Supplemental Data:
Cost of Sales	$429.5	$426.1
Selling, General & Administrative	147.3	148.4
Depreciation and Amortization *	17.4	16.5
Stock-Based Compensation Expense *	5.6	6.1

* Amount included within Cost of Sales and Selling, General & Administrative costs.

CRANE CO.
Condensed Balance Sheets
(in millions)

	March 31, 2017	December 31, 2016
ASSETS
Current Assets
Cash and Cash Equivalents	$504.8	$509.7
Accounts Receivable, net	419.1	396.4
Current Insurance Receivable - Asbestos	18.0	18.0
Inventories, net	356.9	342.5
Other Current Assets	19.7	49.1
Total Current Assets	1,318.5	1,315.7

Property, Plant and Equipment, net	281.0	278.9
Long-Term Insurance Receivable - Asbestos	118.0	125.2
Other Assets	575.8	559.0
Goodwill	1,157.7	1,149.2

Total Assets	$3,451.0	$3,428.0

LIABILITIES AND EQUITY
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$—	$—
Accounts Payable	199.8	223.2
Current Asbestos Liability	71.0	71.0
Accrued Liabilities	201.1	223.1
Income Taxes	12.2	3.5
Total Current Liabilities	484.1	520.8

Long-Term Debt	745.5	745.3
Long-Term Deferred Tax Liability	39.8	42.4
Long-Term Asbestos Liability	603.0	624.9
Other Liabilities	346.3	348.9

Total Equity	1,232.3	1,145.7

Total Liabilities and Equity	$3,451.0	$3,428.0

CRANE CO.
Condensed Statements of Cash Flows
(in millions)

	Three Months Ended March 31,
	2017	2016
Operating Activities:
Net income attributable to common shareholders	$63.1	$55.0
Noncontrolling interest in subsidiaries' earnings	0.2	0.2
Net income before allocations to noncontrolling interests	63.3	55.2
Depreciation and amortization	17.4	16.5
Stock-based compensation expense	5.6	6.1
Defined benefit plans and postretirement credit	(2.1)	(2.4)
Deferred income taxes	(0.1)	5.3
Cash used for operating working capital	(62.8)	(82.0)
Defined benefit plans and postretirement contributions	(2.1)	(2.2)
Environmental payments, net of reimbursements	(2.0)	(2.0)
Other	1.0	(1.7)
Subtotal	18.2	(7.2)
Asbestos related payments, net of insurance recoveries	(14.7)	(10.8)
Total provided by (used for) operating activities	3.5	(18.0)

Investing Activities:
Capital expenditures	(9.6)	(11.0)
Proceeds from disposition of capital assets	—	0.5
Total used for investing activities	(9.6)	(10.5)

Financing Activities:
Dividends paid	(19.6)	(19.2)
Stock options exercised - net of shares reacquired	12.8	(1.4)
Proceeds from issuance of commercial paper	—	28.5
Total (used for) provided by financing activities	(6.8)	7.9

Effect of exchange rate on cash and cash equivalents	8.0	11.1
Decrease in cash and cash equivalents	(4.9)	(9.5)
Cash and cash equivalents at beginning of period	509.7	363.5
Cash and cash equivalents at end of period	$504.8	$354.0

CRANE CO.
Order Backlog
(in millions)

	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Fluid Handling	$249.8	$228.3	$241.6	$246.3	$263.4
Payment & Merchandising Technologies	85.8	94.0	65.6	65.8	60.4
Aerospace & Electronics	352.4	353.4	377.1	435.9	418.7
Engineered Materials	17.8	15.7	12.3	15.4	16.0
Total Backlog	$705.8	$691.4	$696.7	$763.5	$758.6

CRANE CO.
Guidance
(in millions, except per share data)

	Three Months Ended March 31,		2017 Full Year Guidance
	2017	2016	Low	High
CASH FLOW ITEMS
Cash Provided by (Used for) Operating Activities
before Asbestos - Related Payments	$18.2	$(7.2)	$325.0	$355.0
Asbestos Related Payments, Net of Insurance Recoveries	(14.7)	(10.8)	(55.0)	(55.0)
Cash Provided by (Used for) Operating Activities	3.5	(18.0)	270.0	300.0
Less: Capital Expenditures	(9.6)	(11.0)	(50.0)	(50.0)
Free Cash Flow	$(6.1)	$(29.0)	$220.0	$250.0

Certain non-GAAP measures have been provided to facilitate comparison with the prior year.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that non-GAAP financial measures which exclude certain non-recurring items present additional useful comparisons between current results and results in prior operating periods, providing investors with a clearer view of the underlying trends of the business. Management also uses these non-GAAP financial measures in making financial, operating, planning and compensation decisions and in evaluating the Company's performance.

In addition, Free Cash Flow provides supplemental information to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities. The measure of Free Cash Flow does not take into consideration certain other non-discretionary cash requirements such as, for example, mandatory principal payments on the Company's long-term debt. Non-GAAP financial measures, which may be inconsistent with similarly captioned measures presented by other companies, should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.